EXHIBIT 99.8

        Rayovac to Offer $500 Million in New Senior Subordinated Notes

ATLANTA, Jan. 11 /PRNewswire-FirstCall/ -- (NYSE: ROV) Rayovac Corporation announced today that it intends to offer $500 million aggregate principal amount of new Senior Subordinated Notes due 2015 through a private placement. The expected net proceeds from this offering, together with borrowings under Rayovac's anticipated new senior secured credit facilities, will be used to finance the previously announced acquisition of United Industries Corporation, retire United's existing indebtedness and Rayovac's existing senior credit facilities and pay related fees and expenses. The issuance of the notes is conditioned upon the completion of the acquisition of United by Rayovac, and is subject to market and other conditions. The private placement of the notes is being conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, and is expected to close simultaneously with the United acquisition and by early February 2005.

The Senior Subordinated Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Rayovac is a global consumer products company and one of the largest manufacturers of battery, lighting and personal grooming products in the world. Through a diverse and growing portfolio of world-class brands -- including Rayovac, Varta and Remington -- Rayovac holds leading market positions in a number of major product categories. The Company's products are sold by 19 of the world's top 20 retailers, and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $1.5 billion in annual revenues and has 6,500 employees worldwide. The Company's stock trades on the New York Stock Exchange under the symbol ROV.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products we offer, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Rayovac's most recently filed Form 10Q and Annual Report on Form 10-K.

Source: Rayovac Corporation

Contact: Nancy O'Donnell, +1-770-829-6208 for Rayovac Corporation

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Rayovac's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.